EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Company Name	State or Jurisdiction of Incorporation
Unum Group	Delaware
First Unum Life Insurance Company	New York
Unum International Underwriters, Inc.	Delaware
Unum Life Insurance Company of America	Maine
GENEX Services, Inc.	Pennsylvania
GENEX Services, LLC	Ohio
GENEX Services of Canada, Inc.	Canada
GENEX Services, Inc. of Ohio	Ohio
Genex Consultants, Inc.	New York
PRIMECOR, Inc.	Pennsylvania
Options & Choices, Inc.	Wyoming
Independent Review Services, Inc.	New York
Duncanson & Holt, Inc.	New York
Duncanson & Holt Services, Inc.	Maine
Duncanson & Holt Canada Ltd.	Canada
TRI-CAN Reinsurance Inc.	Canada
Duncanson & Holt Asia PTE Ltd.	Singapore
Duncanson & Holt Underwriters Ltd.	England
Duncanson & Holt Europe Ltd.	England
Duncanson & Holt Syndicate Management Ltd.	England
Trafalgar Underwriting Agencies Ltd.	England
Unum European Holding Company Limited	England
Unum Limited	England
Claims Services International Limited	England
Group Risk Insurance Services Limited	England
UnumProvident Finance Company plc	England
Colonial Companies, Inc.	Delaware
Colonial Life & Accident Insurance Company	South Carolina
BenefitAmerica, Inc.	South Carolina
UnumProvident International Ltd.	Bermuda
The Paul Revere Corporation	Massachusetts
The Paul Revere Life Insurance Company	Massachusetts
The Paul Revere Variable Annuity Insurance Company	Massachusetts
Provident Life and Accident Insurance Company	Tennessee
Provident Life and Casualty Insurance Company	Tennessee
Provident Investment Management, LLC	Tennessee
Tailwind Holdings, LLC	Delaware
Tailwind Reinsurance Company	South Carolina